For Release

August 4, 2009

4:00 p.m. Eastern

Market Leader® Announces Second Quarter Results

KIRKLAND, Wash. – August 4, 2009 – Market Leader, Inc. (NASDAQ: LEDR) today announced results for the second quarter ended June 30, 2009.

Comparisons of Quarterly Results

•

Revenue was $5.9 million in the second quarter compared to $6.5 million in the first quarter, reflecting a sequential quarter decline in the customer count that was more moderate than in the first quarter. Revenue from the company’s Vision products increased 40 percent to $2.1 million in the second quarter compared to $1.5 million in the first.

•	Net loss of $3.0 million in the second quarter compared to net loss of $2.9 million in the first quarter.

•	Adjusted EBITDA was a loss of $1.2 million in the second quarter compared to an Adjusted EBITDA loss of $0.9 million in the first quarter.

•	Market Leader’s cash position remained strong with $55.2 million in cash, cash equivalents and short-term investments.

•	Customer retention improved for the second consecutive quarter.

“Market Leader achieved a record high level of customer retention in the second quarter, demonstrating the important role our products play in the lives of our real estate professional customers. We are proud that our products are helping so many Market Leader customers thrive despite a challenging real estate market,” said CEO Ian Morris.

Vision Product Update

Market Leader believes that its Vision-based products — RealtyGenerator™, Team Leader™ and Growth Leader™ — drive stronger customer success and retention than traditional lead generation products. These products accounted for more than a third of the Company’s second quarter revenue and the Company continues to expect that they will represent a majority of revenue by year-end.

Market Leader has now signed more than one hundred RealtyGenerator agreements with brokerage companies nationwide as a result of its marketing partnership with Realty Executives International that commenced in April 2009. Early feedback from these customers has been positive with many customers already reporting significant new business from their use of the RealtyGenerator system.

Market Leader’s improved customer retention rate is being driven by both the success that customers are seeing with the company’s Vision products as well as stronger retention rates from the thousands of customers who have built their business around the Company’s JustListed® and HouseValues® products. About half of all Market Leader customers have been using the Company’s products for two years or longer, and these core customers are an important factor in the strong retention rates seen Company wide.

This progress has further strengthened Market Leader’s previously stated expectation that the sequential quarter revenue declines seen in recent quarters will moderate significantly in the third quarter.

Market Remains Challenging

While existing home sales improved in the second quarter compared to the first quarter level, research from REAL Trends, Inc. shows that real estate commissions declined once again in the second quarter. Market Leader expects real estate professionals to continue to remain cautious regarding new marketing expenditures as they recover from the industry slowdown.

Cash Position Update

The Company believes that its strong cash position is a strategic asset. Liquidity and security of principal continue to be core to the Company’s investment policy. The Company invests in money market funds that hold high quality, short-term U. S. Government obligations and repurchase agreements collateralized by U. S. Government obligations, U. S. Treasury securities, and FDIC-insured certificates of deposit with terms of one year or less. Cash, cash equivalents and short-term investments totaled $55.2 million at the end of the second quarter.

Conference Call

Market Leader will host a conference call and live Webcast to discuss second quarter financial results on Tuesday, August 4, 2009 at 4:30 p.m. Eastern Time. To listen to the live conference call, please dial 913-312-0869. A live webcast of the call will be available from the Investor Relations section of the Company’s Web site at http://www.marketleader.com. An audio replay of the call will also be available to investors beginning at 6:30 p.m. Central Time on August 4 through 11:59 p.m. Central Time on August 5 by dialing 719-457-0820 and entering the passcode 2249478#.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, to develop new products, to expand into new lines of business, and to effectively re-brand and re-launch the Company. Please refer to the Company’s 2008 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings or loss before net interest, income taxes, depreciation, amortization, impairment of long-lived assets including goodwill impairment, equity in loss of unconsolidated subsidiary, stock-based compensation and gain on sale of fixed assets. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our Board of Directors. See below for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	June 30, 2009	March 31, 2009	June 30, 2008
Net loss	$(3,015)	$(2,875)	$(1,271)
Adjustments
Interest income and expense, net	(59)	(95)	(289)
Impairment of and equity in loss of investee	61	94	185
Depreciation and amortization of property and equipment	780	803	1,015
Amortization of acquired intangible assets	480	482	492
Stock-based compensation	535	711	745
Income tax expense	2	2	34

Adjusted EBITDA	$(1,216)	$(878)	$911

About Market Leader, Inc.

Market Leader (NASDAQ: LEDR) provides real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader provides real estate agents, agent teams, and brokerage companies with subscription software and advertising products that enable them to generate a steady stream of prospects, as well as the tools and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. The Company also provides consumers with free access to the information and tools they need throughout the home buying and selling process through its national consumer real estate sites. These websites enable Market Leader to provide its customers with access to millions of future home buyers and sellers while providing these consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

LEDR: FINANCIAL

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Press Contact:

Hugh Siler

Siler & Company for Market Leader, Inc.

949.646.6966

hugh@silerpr.com

#FINANCIAL STATEMENTS FOLLOW#

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$5,947	$10,131	$12,476	$21,327
Expenses:
Sales and marketing (1)	4,676	6,242	9,418	13,672
Technology and product development (1)	1,278	1,491	2,685	3,449
General and administrative (1)	1,744	2,232	3,713	4,938
Gain on sale of fixed assets	—	—	—	(791)
Depreciation and amortization of property and equipment	780	1,015	1,583	1,974
Amortization of acquired intangible assets	480	492	962	984

Total expenses	8,958	11,472	18,361	24,226

Loss from operations	(3,011)	(1,341)	(5,885)	(2,899)
Equity in loss of investee	(61)	(185)	(155)	(336)
Interest income and expense, net	59	289	154	808

Loss before income tax expense	(3,013)	(1,237)	(5,886)	(2,427)
Income tax expense	2	34	4	36

Net loss	$(3,015)	$(1,271)	$(5,890)	$(2,463)

Net loss per share—basic and diluted:	$(0.13)	$(0.05)	$(0.24)	$(0.10)

Number of shares used in per share calculations	24,112	24,235	24,085	24,379

(1)	Stock-based compensation is included in the expense line items above in the following amounts:

	2009	2008	2009	2008
Sales and marketing	$184	$225	$388	$378
Technology and product development	(50)	8	33	78
General and administrative	401	512	825	1,112

	$535	$745	$1,246	$1,568

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$34,220	$47,668
Short-term investments	20,991	10,980
Trade accounts receivable, net of allowance of $30 and $29	56	79
Prepaid expenses and other current assets	1,277	1,482

Total current assets	56,544	60,209
Property and equipment, net of accumulated depreciation of $13,202 and $13,859	4,517	4,452
Acquired intangible assets, net of accumulated amortization of $5,468 and $4,506	3,224	4,179
Minority investment in investee	429	584

Total assets	$64,714	$69,424

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$744	$736
Accrued compensation and benefits	1,113	1,767
Accrued expenses and other current liabilities	961	1,111
Deferred rent, current portion	214	289
Deferred revenue	544	374

Total current liabilities	3,576	4,277
Deferred rent, less current portion	841	303

Total liabilities	4,417	4,580
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,120,760 and 24,035,074 shares at June 30, 2009 and December 31, 2008, respectively	69,243	67,900
Accumulated deficit	(8,946)	(3,056)

Total shareholders’ equity	60,297	64,844

Total liabilities and shareholders’ equity	$64,714	$69,424

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(5,890)	$(2,463)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,583	1,974
Amortization of acquired intangible assets	962	984
Stock-based compensation	1,246	1,568
Deferred income tax expense	0	59
Gain on sale of fixed assets	0	(791)
Equity in loss of investee	155	336
Changes in certain assets and liabilities
Trade accounts receivable	23	36
Prepaid expenses and other current assets	280	(81)
Other noncurrent assets	—	398
Accounts payable	(172)	(505)
Accrued compensation and benefits	(654)	(157)
Accrued expenses and other current liabilities	(57)	(447)
Deferred rent	463	(221)
Deferred revenue	170	45

Net cash used in operating activities	(1,891)	735

Cash flows from investing activities:
Purchases of short-term investments	(19,981)	—
Sales of short-term investments	10,000	27,400
Proceeds from sale of fixed assets	—	1,209
Purchases of property and equipment	(1,425)	(970)
Payments related to the Realty Generator acquisition	(155)	(382)

Net cash (used in) provided by investing activities	(11,561)	27,257

Cash flows from financing activities:
Payment of taxes due upon vesting of restricted stock	(41)	—
Purchase and retirement of common stock	—	(997)
Proceeds from exercises of stock options	45	207

Net cash provided by (used in) financing activities	4	(790)

Net (decrease) increase in cash and cash equivalents	(13,448)	27,202
Cash and cash equivalents at beginning of period	47,668	35,450

Cash and cash equivalents at end of period	$34,220	$62,652